Exhibit 10.7

FORM OF TWO-YEAR CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of the       day of           , 2012 (the “Effective Date”), by and between Westbury Bank (the “Bank”) and                              (“Executive”).

WITNESSETH

WHEREAS, the Bank is a wholly owned subsidiary of Westbury Bancorp, Inc., a corporation organized under the laws of the State of Maryland (the “Company”);

WHEREAS, Executive is currently employed as                                          of the Bank;

WHEREAS, the Company and the Bank desire to be ensured of Executive’s continued active participation in the business of the Bank;

WHEREAS, in order to induce Executive to remain in the employ of the Bank and in consideration of Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due Executive in the event that her employment with the Bank is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.                                      TERM OF AGREEMENT

(a)           The term of this Agreement shall begin as of the Effective Date and shall continue for twenty-four (24) full calendar months hereafter.

(b)           Commencing on the Effective Date and continuing on each Anniversary Date thereafter, the term of this Agreement shall be extended for an additional year such that the remaining term shall be twenty-four (24) months (“Renewal Term”), until such time as the board of directors of the Bank (the “Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party at least ninety (90) days prior to the last day of the Renewal Term, in which case the term of this Agreement shall be fixed and shall terminate at the end of the twenty-four (24) months following such Anniversary Date.  Prior to each Anniversary Date, the disinterested members of the Board will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend this Agreement, and the results thereof will be included in the minutes of the Board’s meeting.

2.                                      DEFINITIONS

(a)           Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean:

(i)                                     a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

(ii)                                  a change in control of the Bank within the meaning of the Home Owner’s Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

(iii)                               any of the following events, upon which a Change in Control shall be deemed to have occurred:

(A)          any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 25% or more of the combined voting power of such outstanding securities, except for any securities purchased by any employee stock ownership plan or trust established by the Bank or the Company; or

(B)          individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders of the Bank or the Company was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (B), considered as though they were members of the Incumbent Board; or

(C)          a sale of all or substantially all the assets of the Bank or the Company, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Bank or the Company immediately prior to the consummation of the transaction do not own at least 50.1% of the securities of the surviving entity to be outstanding upon consummation of the transaction; or

(D)          a proxy statement is issued soliciting proxies from stockholders of the Bank or the Company by someone other than the current management of the Bank or the Company of the Bank, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or the Company, or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Bank or the Company; or

(E)           a tender offer is made for 25% or more of the voting securities of the Bank or the Company, and stockholders owning beneficially or of record 25% or more of the outstanding securities of the Bank or the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(F)           Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred upon the conversion of WBSB Bancorp, MHC, a federal mutual holding company, into the capital stock form of organization.

(b)                                 Good Reason shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs:

(1)                                 failure to elect or reelect or to appoint or reappoint Executive as                                             ;

(2)                                 a material change in Executive’s position to become one of lesser responsibility, importance or scope then the position Executive held immediately prior to the Change in Control;

(3)                                 a liquidation or dissolution of the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(4)                                 a material reduction in Executive’s base salary and benefits; or

(5)                                 a relocation of Executive’s principal place of employment by more than fifty (50) from its location as of the date of this Agreement;

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within ninety (90) days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from Executive.  If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(c)           Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)                                 personal dishonesty;

(2)                                 incompetence;

(3)                                 willful misconduct;

(4)                                 breach of fiduciary duty involving personal profit;

(5)                                 material breach of the Bank’s Code of Ethics;

(6)                                 material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank;

(7)                                 intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

(8)                                 willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(9)                                 material breach by Executive of any provision of this Agreement.

A determination of whether Executive’s employment shall be terminated for Cause shall be made at a meeting of the Board called and held for such purpose, at which the Board makes a finding that in good faith opinion of the Board an event set forth in clauses (1), (2), (3), (4), (5), (6), (7), (8), or (9) above has occurred and specifying the particulars thereof in detail.

(d)           For purposes of this Agreement, any termination of Executive’s employment shall be construed to require a “Separation from Service” in accordance with Code Section 409A and the regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination of employment would permanently decrease to a level that is less than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period.

3.                                      BENEFITS UPON TERMINATION

(a)           If Executive’s employment by the Bank shall be terminated subsequent to a Change in Control and during the term of this Agreement by (i) the Bank for other than Cause, or (ii) Executive for Good Reason, then the Bank shall:

(1)                                 pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries or estate, as applicable, a cash severance amount equal to:

(i)            two (2) times Executive’s base salary in effect as of the Date of Termination,

(ii)           the highest rate of bonus earned by Executive from the Bank in any one of the three calendar years immediately preceding the year in which the termination occurs, and

(iii)          payable by lump sum within ten (10) business days of the Date of Termination.

(2)                                 cause to be continued at no cost to Executive, non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to Executive’s termination for twenty-four (24) months.  If the Bank cannot provide one or more of the benefits set forth in this Section 3(a)(2) because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination.  Such cash payment shall be made in a lump sum within ten (10) days after the later of Executive’s date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(b)           In no event shall the payments or benefits to be made or provided to Executive under Section 3 hereof (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.  The reduction of the Termination Benefits provided by this Section 3 shall be applied to the cash severance benefits otherwise payable under Section 3(a) hereof.

4.                                      NOTICE OF TERMINATION

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).  In no event shall the Date of Termination exceed thirty (30) days from the date the Notice of Termination is given.

5.                                      SOURCE OF PAYMENTS

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

6.                                      REQUIRED REGULATORY PROVISIONS

(a)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) (12 USC §1818(e)(3)) or 8(g)(1) (12 USC §1818(g)(1)) of the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(c)           If the Bank is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of FDIA, all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(d)           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of FDIA; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operations of the Bank or when the Bank is determined by the Regulator or his or her designee to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(e)           Notwithstanding anything herein to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of FDIA, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

7.                                      NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

8.                                      ENTIRE AGREEMENT; MODIFICATION AND WAIVER

(a)           This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.

(b)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.                                      SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.                               HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

11.                               GOVERNING LAW

This Agreement shall be governed by the laws of the State of Wisconsin but only to the extent not superseded by federal law.

12.                               ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Bank and Executive, sitting in a location selected by the Bank within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

13.                               PAYMENT OF LEGAL FEES

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

14.                               OBLIGATIONS OF BANK

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

15.                               SUCCESSORS AND ASSIGNS

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the Effective Date.

WESTBURY BANK

By:

EXECUTIVE

By: